Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) by and between QSAM Biosciences, Inc., a Delaware corporation with an address of 8305 Summerwood Dr., Austin, TX 78759 (the “Company”), and Douglas R. Baum with a current residence located at 8305 Summerwood Drive, Austin, TX 78759 (the “Executive”).

RECITALS

WHEREAS, the Company desires to secure the employment of the Executive upon the terms and conditions hereinafter set forth.

WHEREAS, the Executive desires to accept such employment with the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and promises contained herein, the parties, each intending to be legally bound hereby, agree as follows:

1. Employment.

1.1 The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth in this Agreement.

2. Term; Renewal.

2.1 The initial term of the Executive’s employment under this Agreement shall commence as of November 6, 2020 (the “Effective Date”) and shall continue for a period of three (3) years ending on the third anniversary of the Effective Date (the “Initial Term”), unless such employment is sooner terminated by either the Executive or the Company in accordance with the terms of this Agreement.

2.2 The term of this Agreement may be extended for such periods (the “Renewal Term(s)”) as the parties may mutually agree on or before the scheduled expiration of the Initial Term or any Renewal Term. To be effective, any such agreement to extend the term of the Agreement for an additional Renewal Term must be by mutual consent in writing at least six (6) months prior to the scheduled expiration of the Initial Term or any Renewal Term, as the case may be, signed by the Executive and a duly authorized representative of the Company; such negotiation(s) and signatures shall not be unreasonably withheld. If no such agreement is reached, the Executive’s employment under this Agreement shall cease as of the end of the Initial Term or any then current Renewal Term, as the case may be.

2.3 As used in this Agreement, the term “Employment Period” shall be deemed to refer to and include the period during the Initial Term and any Renewal Term that the Executive is employed by the Company pursuant to the terms and provisions of this Agreement.

3. Duties and Responsibilities.

3.1 During the Employment Period, the Executive shall be employed as Chief Executive Officer of the Company. The Executive shall report to the Board of Directors (BOD), and perform such duties and have such responsibilities, consistent with their position and past experience, as may be assigned to him from time to time, by the BOD. Nothing in this Section 3.1 shall limit the Executive’s opportunity to be considered for promotions to other positions in the Company during the Employment Period. The Company and the Executive may, from time to time, agree upon the assignment of temporary or interim duties to the Executive (“Interim Assignments”).

3.2 The Executive shall devote his entire business related working time, attention and energies to the business and affairs of the Company, shall faithfully, diligently and competently perform the duties of his employment, and shall do all reasonably within his power to promote, develop and extend the business of the Company. Notwithstanding the foregoing, the Executive shall be permitted to serve on company, consulting, industry, civic, educational or charitable boards or committees, so long as such activities do not compete directly with the available Company services or products or unduly interfere with the performance of the Executive’s duties and responsibilities as an employee of the Company.

3.3 The Executive shall perform their duties hereunder at the offices of the Company or such other site or sites as may be selected by the Company within a 50 mile radius of the Executive’s current residence. The Executive shall be available for travel as needed for the performance of his job duties.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) as approved by the Board of Directors. The Executive’s Base Salary upon execution of this Agreement shall be $250,000 per year; provided however, until such time that the Company successfully commences human testing of its initial drug candidate and starts to receive satisfactory safety and efficacy data from such tests, as reasonably confirmed by the BOD, the Executive shall receive a reduced salary in an amount to be determined by the BOD and reasonably approved by the Executive. The Base Salary shall be payable in accordance with the Company’s regular payroll practice for its executives. During the Employment Period, the Base Salary shall be reviewed annually beginning no later than January 2022 for possible increase in accordance with the Company’s compensation policies pertaining to executive personnel at the senior management level, but annual salary adjustments are not guaranteed. Following any increase in the Base Salary, the new salary shall be considered the Base Salary. Any increase in the Base Salary shall not limit or reduce any other obligation of either party under this Agreement.

4.2 Management Incentive Plan. In addition to the Base Salary referred to in Section 4.1, the Executive shall be entitled to participate in the QSAM Management Incentive Plan (the “MIP”) if such plan becomes available. The MIP generally provides for the payment of stock and/or cash bonus awards to the executive officers of the Company based on the achievement of performance objectives. The stock and/or cash bonus amount, qualifying performance objectives and terms required to earn the incentive bonus for the Executive shall be based upon the annual business plan, corporate objectives and budget prepared by the executive team and approved by the Board of Directors prior to the start of the new fiscal year but no more than sixty (60) days following the start of the relevant fiscal year. Bonuses awarded under the MIP generally are paid during the month of February in the year following the plan year for which the bonuses are awarded, notwithstanding such, Bonuses awarded under the MIP shall be paid no later than March 31st following the plan year for which the bonuses are awarded.

4.3 Series E-1 Incentive Preferred Stock Plan. The Executive also shall be entitled to participate in the QSAM Series E-1 Incentive Preferred Stock Plan (the “Preferred Stock Plan”). The Issuance Agreement, as provided under the Preferred Stock Plan, between the parties shall remain in effect during the term of this Agreement.

5. Benefits.

5.1 The Executive shall be entitled to participate in all employee benefit plans and programs that are generally available to the salaried employees of the Company during the Employment Period (the “Regular Benefits”).

5.2 In addition to the Regular Benefits, the Executive shall be eligible to participate in any additional compensation programs or arrangements relating to, or arising out of, a change in control of the Company that are adopted by the Company after the date of this Agreement and made generally available to the other senior executive officers of the Company as a group.

6. Expenses and Vacations.

6.1 Expenses. The Executive shall be reimbursed for the reasonable business expenses incurred by him in connection with the performance of their duties under this Agreement upon presentation of an itemized account and written proof of such expenses and provided that such expenses are of the type customarily reimbursed by the Company and have been approved in accordance with any procedures of the Company then in effect.

6.2 Vacations, Sick Leave and Personal Time Off. The Executive shall be entitled to paid vacation, paid sick leave and paid personal time off (“PTO”) administered under the Company’s Employee Leave Time Programs (the “Leave Program”). The Company may modify the Leave Program at any time within its sole and absolute discretion, however the Executive shall receive written notice of any modifications to the Leave Program sixty (60) days before such modifications are implemented.

7. Termination. The Executive’s employment by the Company under this Agreement may be terminated prior to the end of the Initial Term or any then-current Renewal Term in accordance with the provisions of this Section 7.

7.1 Termination by the Company for Cause. The Company may terminate the employment of the Executive hereunder at any time and without prior notice for “Cause.” For purposes of this Section 7.1, the term “Cause” shall mean and include any of the following:

(a) the conviction of the Executive, or the entry of a plea of nolo contendere by the Executive, for a felony; or

(b) the commission by the Executive of any act of fraud, misappropriation, embezzlement, regardless of whether such act is related to their duties under this Agreement; or

(c) the violation of a published Company policy which stipulates the Executive may be terminated by the Company for cause.

7.2 Termination by the Executive for any Reason. The Executive may terminate their employment hereunder at any time for any reason whatsoever by giving the Company written notice of the intent to do so at least thirty (30) days prior to the date on which the proposed termination is to be effective.

7.3 Termination by the Company without Cause. The Company may terminate the employment of the Executive hereunder at any time without Cause, for any reason whatsoever, by giving the Executive written notice of its intent to do so at least thirty (30) days prior to the date on which the proposed termination is to be effective.

7.4 Termination by the Executive Following a Material Change. The Executive may terminate their employment hereunder upon thirty (30) days prior written notice to the Company following a “Material Change.” For purposes of this Section 7.4, the term “Material Change” shall mean and include any of the following:

(a) a fundamental change in the duties and responsibilities of the Executive (excluding Interim Assignments) which is inconsistent with the duties and responsibilities normally associated with the position of CEO (or such other position Executive may be promoted to during the Employment Period), which change has not been reversed within thirty (30) days after the delivery to the Company of written notice from the Executive objecting to such change; or

(b) Executive is required to report to a person other than the Board of Directors of the Company, which such reporting obligation is not reversed within thirty (30) days after the delivery to the Company of written notice from the Executive objecting to such reporting obligation; or

(c) reduction in or failure by the Company to pay to Executive the Base Salary as set forth in Section 4.1 hereof unless agreed to by the Executive; or

(d) failure of the Company to pay, if and when due, any bonus to which the Executive is entitled under the MIP, as then in effect; or

(e) any other material breach by the Company of any material term hereof, which breach has not been remedied within 30 days after the delivery to the Company of written notice thereof; or

(f) a material breach by the Company of any of the material terms, covenants, conditions and/or agreements under any Preferred Stock Plan or stock option agreement entered into between Executive and the Company, which breach has not been remedied within 30 days after the delivery to the Company of written notice thereof; or

(g) a relocation of the Executive office more than fifty miles from the current location as of the execution of this agreement.

7.5 Termination Upon the Death of the Executive. In the event that the Executive shall die at any time during the Employment Period, the Executive’s employment hereunder shall terminate immediately.

7.6 Termination Upon the Disability of the Executive. In the event that the Executive shall become “disabled” at any time during the Employment Period, the Company shall have the right (but not the obligation) to terminate the Executive’s employment hereunder on thirty (30) days prior written notice to the Executive. For purposes of this Section 7.6, the Executive shall be deemed to be “disabled” when he or she is considered disabled by two (2) medical professionals, and such consideration is documented in a writing to the Company and the Executive of such disability.

7.7 Termination Upon Expiration of Initial Term or Renewal Term. Unless action is taken to extend the Initial Term or any then-current Renewal Term in accordance with the provisions of Section 2.2 above, the Executive’s employment under this Agreement shall terminate automatically and without the taking of any action by the Company or the Executive as of the end of the Initial Term or any then-current Renewal Term.

8. Effect of Termination.

8.1 Termination by the Company for Cause. Upon a termination of the Executive’s employment hereunder in accordance with the terms and provisions of Section 7.1, the Executive shall be entitled to receive their current Base Salary and Regular Benefits, including a lump-sum payment in respect of any accrued but unused PTO under the Leave Program (“Accrued Salary and Benefits”), calculated through the date such termination is effective, but the Executive thereafter shall not be entitled to receive any additional compensation from the Company. The Executive shall continue to be bound by the terms and provisions of Sections 10, 11, 12, 13 and 14 in accordance with their terms.

8.2 Termination by the Executive for any Reason.

(a) Upon a termination of the Executive’s employment hereunder in accordance with the terms and provisions of Section 7.2, the Executive shall be entitled to receive all Accrued Salary and Benefits calculated through the date such termination is effective. The Executive thereafter shall not be entitled to receive any additional compensation from the Company.

(b) Notwithstanding the termination of Executive’s employment, the Executive shall continue to be bound by the terms and provisions of Sections 10, 11, 12, 13 and 14 in accordance with their terms.

8.3 Termination by the Company without Cause; Termination by the Executive Following a Material Change.

(a) Upon a termination of the Executive’s employment hereunder in accordance with the terms and provisions of Section 7.3 or Section 7.4, the Executive shall be entitled to receive the following (sometimes hereinafter referred to collectively as the “Accrued Total Compensation and Benefits”):

(i) all Accrued Salary and Benefits calculated through the date such termination is effective, and

(ii) a pro-rated portion of any bonus to which the Executive otherwise would have been entitled under the MIP with respect to the plan year during which the termination is effective (the “Pro-Rated Current Year Bonus”), or

(iii) a lump sum payment equal to fifty percent (50%) of Executive’s then-current full target bonus opportunity under the MIP (payable during the month of March in the year following the year during which the Executive’s employment hereunder is terminated), whichever of Sections 8.3(a)(ii) or 8.3(a)(iii) is greater; and

(iv) any and all remaining stock options and/or restricted stock previously granted to the Executive by the Company that has not already vested through the date such termination is effective, will immediately vest upon the date such termination is effective. Furthermore, the executive will be granted a two year period to exercise any outstanding options.

(b) In addition to the foregoing, the Executive shall be entitled to receive the following additional compensation and benefits upon a termination of employment in accordance with the terms and provisions of Section 7.3 or Section 7.4:

(i) salary continuation and COBRA premiums for a period of twelve (12) months (payable in accordance with the Company’s regular payroll practices) following the effective date of the termination of the Executive’s employment hereunder;

(c) Except for the compensation and benefits specified in paragraphs (a) and (b) above, the Executive thereafter shall not be entitled to receive any additional compensation from the Company.

(d) Notwithstanding the termination of Executive’s employment and except as set forth in paragraph (e) below, the Executive shall continue to be bound by the terms and provisions of Sections 10, 11, 12, 13 and 14 in accordance with their terms.

(e) In the event that the Executive desires to obtain relief from the non-competition provisions set forth in Section 11, the Executive may submit a written waiver request to the Company, which shall reasonably be granted by the Company within sixty (60) days after receipt. The written waiver request shall include disclosure of the organization, role and responsibilities the Executive intends to pursue. Provided the Company agrees to the waiver, the non-competition provisions set forth in Section 11 shall terminate subject to any reasonable qualifications stipulated by the Company, and the Executive thereafter shall not be entitled to any additional compensation or benefits under paragraph (b) above (it being understood that nothing in this paragraph (e) shall affect or impair the Executive’s right to receive the Accrued Total Compensation and Benefits specified in paragraph (a) above). In the event that a waiver granted under this paragraph (e) shall be effective for less than the full nine (9) month period of restriction, the Executive shall be entitled to a pro-rated portion of the compensation and benefits specified in paragraph (b).

8.4 Termination Upon the Death of the Executive. Upon a termination of the Executive’s employment hereunder in accordance with the terms and provisions of Section 7.5, the Company shall have no further liability or obligation to the Executive’s estate, except that the Executive’s estate shall be entitled to receive (a) all Accrued Total Compensation and Benefits calculated through the date such termination is effective, and (b) the payments provided under any group life insurance policy or policies, if any, which may be in effect generally for the benefit of all full-time salaried employees of the Company.

8.5 Termination Upon the Disability of the Executive. Upon a termination of the Executive’s employment hereunder in accordance with the terms and provisions of Section 7.6, the Company shall have no further liability or obligation to the Executive, except that the Executive shall be entitled to receive (a) all Accrued Total Compensation and Benefits calculated through the date such termination is effective, and (b) the payments provided under any group disability benefit insurance policy, if any, which may be in effect generally for the benefit of all full-time salaried employees of the Company. Notwithstanding the termination of Executive’s employment, the Executive shall continue to be bound by the terms and provisions of Sections 10, 11, 12, 13 and 14 in accordance with their terms.

8.6 Termination Upon Expiration of Initial Term or Renewal Term.

(a) Upon a termination of the Executive’s employment hereunder in accordance with the terms and provisions of Section 7.7, the Executive shall be entitled to receive all Accrued Total Compensation and Benefits calculated through the date such termination is effective. In addition, a termination for expiration and nonrenewal of the contract shall be treated as a termination without clause and the Executive will be entitled to the benefits contained in Section 8.3 of this agreement.

(b) Notwithstanding the termination of Executive’s employment, the Executive shall continue to be bound by the terms and provisions of Sections 10, 11, 12, 13 and 14 in accordance with their terms.

9. Representations and Warranties by the Executive. The Executive hereby represents and warrants to the Company that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to the Executive, or (b) conflict with, result in a breach of the provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

10. Inventions and Confidential Information. The Executive hereby covenants, agrees and acknowledges that employment under this Agreement is pursuant to execution of the Company’s form of Proprietary Information and Inventions Assignment Agreement (“PIIA”), which requires, among other things, the assignment of rights to any company related invention made during your employment at Company and non-disclosure of proprietary information.

11. Non-Competition.

11.1 Executive agrees that they will not, during the term of their employment and for a period of twelve (12) months after the termination of their employment for any reason whatsoever, unless acting with the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, any business or enterprises which directly competes with the Company and which engages in the activities engaged in by the Company (the “Prohibited Activities”). This Section 11 shall not be construed to prohibit the ownership of not more than 5% of the capital stock of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934.

12. No Solicitation.

12.1 The Executive agrees that they will not, for a period of twelve (12) months after the termination of their employment hereunder, solicit for employment, either directly or indirectly, any person, who was, during the Employment Period, an employee of the Company.

12.2 The Executive agrees that they will not, for a period of twelve (12) months after the termination of their employment hereunder, directly call on or solicit any person, firm, corporation or other entity who or which was, during the last twelve (12) months of the Employment Period, a customer, client or prospective client of the Company (herein referred to as the “Client”), if a principal purpose of such contact or solicitation is to solicit (i) specific business or projects that were ongoing or in discussion with such Client and the Company as of the date of the termination of the Executive’s employment hereunder, or (ii) other specific business or projects for such Client for which all of the following are the same as for the specific business or projects that were ongoing or in discussion with such Client and the Company as of the date of termination of the Executive’s employment hereunder.

13. Equitable Relief.

13.1 The Executive acknowledges that the restrictions contained in Sections 10, 11 and 12 hereof are reasonable and necessary to protect the legitimate interest of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions, and that violation of any provision of those Sections (which has not previously terminated or been waived) will result in irreparable injury to the Company. The Executive also acknowledges that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equity accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that the provisions of any of Section 10, 11, or 12 hereof should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

14. Notices.

14.1 Any notice required or permitted under this Agreement shall be in writing and sent by United States first class mail, by certified mail, return receipt requested, by facsimile or by hand delivery to the parties at their respective addresses set forth below or at such other address as the parties may designate by notice from time to time:

If to the Company:

QSAM Therapeutics, Inc.

3616 Far West Blvd., Suite 117-292

Austin, TX 78731

Attn: Chief Executive Officer

If to the Executive:

Douglas R. Baum

8305 Summerwood Drive

Austin, TX 78759

15. Arbitration.

15.1 Any controversy or claim arising from, or relating to, this Agreement, or the breach hereof, shall be settled by arbitration in accordance with the Model Employment Arbitration procedures of the American Arbitration Association, and judgement upon the award rendered by a panel of three (3) arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall commence the hearing not later than sixty (60) days after the demand unless the parties agree otherwise in writing. Arbitration under this Agreement shall take place in Travis County, Texas.

16. Entire Agreement.

16.1 With the exception outlined in Section 4.3, This Agreement supersedes any and all prior Agreements or arrangements between the parties with respect to the employment of the Executive by the Company and sets forth the entire Agreement between the parties with respect to the subject matter hereof, and it may be amended only by a written document signed by both parties to this Agreement.

17. Successors and Assigns.

17.1 This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, personal representatives, successors and assigns; provided that the Executive’s duties hereunder are of a personal nature and may not be assigned.

18. Governing Law.

18.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas

19 Counterparts.

19.1 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

QSAM Biosciences, Inc.

By:	/s/ Christopher Nelson
Representative of the Board of Directors

THE EXECUTIVE

/s/ Douglas Baum
Executive

Exhibit A

FORM OF RELEASE AGREEMENT

QSAM Biosciences, Inc.

Employment Termination Date: _______________________

1.	Introduction and General Information. Signing this release (this “Release”) is one condition to receiving certain benefits offered by QSAM Biosciences, Inc. (the “Company”) that are in addition to anything of value to which you already are entitled. Reference is made to that certain Terms of Employment Agreement dated November 1, 2020 (the “Agreement”) between you and the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

The Agreement provides that the Company will provide certain consideration, if among other requirements, you execute and deliver this Release and do not revoke the ADEA Release (as defined below) following your termination date and within the periods specified in Section 2(b), as set forth below. You should thoroughly review and understand the effect of this Release before signing it. To the extent you have any claims covered by this Release, you will be waiving potentially valuable rights by signing this Release. You also are advised to discuss this Release with your attorney.

2.	Releases.

	(a)	General Release. You agree that the foregoing consideration (including the consideration to be provided pursuant to the Agreement) represents settlement in full of all outstanding obligations owed to you by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (collectively, the “Releasees”). You (for yourself, your spouse, executors, heirs, beneficiaries, representatives, agents, attorneys, assigns, insurers and assurers, and anyone claiming by or through him) hereby and forever release the Releasees from any and all manner of actions, causes of action, suits, charges, claims, complaints, counterclaims, defenses, demands, damages or liabilities whatsoever, including, without limitation, attorneys’ fees, known or unknown, accrued or which may ever accrue, whether based in contract or tort, statutory or common law, of every kind and nature whatsoever, arising from the beginning of time to the execution date of this Release, and hereafter, whether or not relating to or arising from your employment and termination of employment with the Company and any act that has occurred as of the date of the execution of this Release in connection with any service that you may have rendered or may have been requested to render to or on behalf of the Company at any time, other than the rights and obligations under this Release, and except as to claims arising under the Age Discrimination in Employment Act (“ADEA”), which are addressed in subsection (b) below. Except as to claims arising under the ADEA, which are covered in subsection (b) below, and as provided for in subsection (c) below, this Release shall be construed as broadly as possible and shall include without limitation: (i) any contractual or other claims of employment, benefits, or payment you may have; (ii) any claims arising out of or in connection with the initiation, termination or existence of your employment relationship with the Company or any service performed on behalf of the Company; (iii) any claims regarding wages and/or compensation in any form whatsoever, vacation, leaves, bonuses, commissions, monies, perquisites, benefits, severance, or any other item attributable to or arising in connection with your employment with the Company; (iv) any and all claims relating to the issuance of all outstanding shares of capital stock of the Company; and (v) without limitation, claims, if any, arising under the following:

		●	Title VII of the Civil Rights Act of 1964, as amended;
		●	The Americans with Disabilities Act of 1990, as amended;

	●	The Fair Labor Standards Act of 1938, as amended;
	●	The Family and Medical Leave Act of 1993;
	●	The Employee Retirement Income Security Act of 1974 (ERISA), as amended (non-vested rights);
	●	The Occupational Safety and Health Act of 1970 (OSHA), as amended;
	●	Texas Labor Code § 21.001, et seq. (Texas Employment Discrimination);
	●	Texas Labor Code § 61.001, et seq. (Texas Pay Day Act);
	●	Austin, Texas Code of Ordinance, Title V, Chapters 5-3, 5-5 and 5-6;
	●	any other federal, state or local civil or human rights law or other local, state or federal law, regulation or ordinance;
	●	any public policy, contract, tort, or common law (including, without limitation, those relating to fraud, whistleblower, retaliation, negligent or intentional conduct of any nature, constructive discharge, emotional distress, personal injury); or
	●	intentional conduct of any nature, constructive discharge, emotional distress, personal injury.

(b)	ADEA Release. For the good and valuable consideration provided for under the Agreement, the sufficiency of which is hereby acknowledged, and to which you acknowledge you are not otherwise entitled, and other valuable consideration, the sufficiency of which is hereby acknowledged, you hereby completely and forever release and irrevocably discharge each of the Releasees, of and from any and all liabilities, claims, actions, demands, and/or causes of action, arising under the ADEA on or before the date of this Release (the “ADEA Release”), and hereby acknowledge and agree that: the Agreement and this Release, including this ADEA Release, was negotiated at arms’ length; the Agreement and this Release, including the ADEA Release, is worded in a manner that you fully understand; you specifically waive any rights or claims under the ADEA; you knowingly and voluntarily agree to all of the terms set forth in the Agreement and this Release, including this ADEA Release; you acknowledge and understand that any claims under the ADEA that may arise after the date of this Release are not waived; the rights and claims waived in this Release and this ADEA Release are in exchange for consideration over and above anything to which you were already undisputedly entitled; you have been and hereby are advised in writing to consult with an attorney prior to executing the Agreement, this Release and the ADEA Release; you understand that you have been given a period of up to twenty-one (21) days to consider the ADEA Release prior to executing it; and you understand that you have been given a period of seven (7) days from the date of the execution of the ADEA Release to revoke the ADEA Release, and understand and acknowledge that the ADEA Release will not become effective or enforceable until the revocation period has expired. If you elect to revoke this ADEA Release, revocation must be in writing and presented to the Board of Directors or their designee within seven (7) days from the date of the execution of the Release.

(c)	Notwithstanding the foregoing, by executing this Release, you shall not be deemed to have waived any rights with respect to your right to exercise vested stock options or your ownership of vested capital stock of the Company (although pursuant to this subsection (c), you are expressly waiving and releasing any and all claims, including any shareholder derivative claims, that you may have had from the beginning of time through the date of this Release as a stockholder of the Company). Furthermore, nothing in this Release is intended to be construed as a release of your rights of indemnification and exculpation for actions as a director, employee or officer of the Company you have at law or under the governing documents (charter and bylaws) of the Company or any of its Affiliates (as defined below), any written indemnity agreement with regard to the foregoing, or any D&O insurance coverage under which you may be covered by in connection with the foregoing; provided that in no event shall you be entitled to make any claim thereunder, under the Company’s or the Affiliates’ governing documents or insurance policies, or otherwise in defense of, or for exculpation, indemnification or advancement with respect to your compliance with this Release or your breach or alleged breach of this Release.

(d)	Release of Unknown Claims. You understand and agree, in compliance with any statute or ordinance which requires a specific release of unknown claims or benefits, that, except where expressly prohibited by law, this Release includes a release of unknown claims, and you hereby expressly waive and relinquish any and all claims, rights or benefits that you may have which are unknown to you at the time of the execution of this Release. You understand and agree that if, hereafter, you discover facts different from or in addition to those that you now know or believe to be true, that the waivers and releases of this Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such facts.

(e)	No Other Claims; Ownership of Claims. You represent and warrant that you do not presently have on file, and further represent and warrant to the maximum extent allowed by law that you will not hereafter file, any lawsuits, claims, charges, grievances or complaints against the Company and/or any of the Releasees in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions or omissions by the Company and/or any of the Releasees occurring prior to the date of this Release. To the extent that you are still entitled to file any administrative charge with any governmental agency, you hereby release any personal entitlement to reinstatement, back pay, or any other types of damages or injunctive relief in connection with any civil action brought on your behalf after your filing of any administrative charge. Finally, you represent and agree that you are the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands arising out of or in any way related to your employment with the Company and/or the termination thereof.

(f)	Company’s Remedies for Breach. You acknowledge and agree that any breach by you of this Release or of your obligations under the Agreement, shall constitute a material breach of the Agreement, and shall entitle the Company immediately to recover the consideration provided to you in connection with the Agreement, except as provided by law. Except as provided by law, you shall also be responsible to the Company for all costs, attorneys’ fees and any and all damages incurred by the Company in: (a) enforcing your obligations under this Release and the Agreement, including the bringing of any action to recover the consideration, and (b) defending against a claim brought or pursued by you in violation of the terms of this Release.

3.	Non-Disparagement. (a) You agree that you will not, directly or indirectly, disclose, communicate or publish any disparaging or critical information concerning the Company or any parent or subsidiary of the Company, or any company controlled by the Company, or any other entity or organization wholly or partially, directly or indirectly, owned or controlled by the Company or any former officer or director of the Company (each, an “Affiliate”), their business, financial condition, professional skills or expertise, suppliers, customers or clients, products or services, operations, market position, performance, technology, employees, officers, directors, consultants, representatives, agents or investors, or proprietary or technical information whatsoever, or directly or indirectly cause or encourage others to disclose, communicate, or publish any disparaging or critical information concerning the same and (b) nothing contained in this paragraph is intended to prevent any person from testifying truthfully in any legal proceeding in which such person is under a subpoena or other court order to do so.

4.	No Interference. You agree that you will not act in any manner that might damage the business of the Company or its Affiliates or the Company’s investors or their respective affiliates. You agree that you will not, directly or indirectly, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against the Company or its Affiliates or the Company’s investors or their respective affiliates and/or any officer, director, employee, agent, representative, shareholder or attorney of any of the foregoing, provided that nothing herein shall prohibit you from testifying truthfully in any legal proceeding in which you are under a subpoena or other court order to do so.

5.	Cooperation. You agree to cooperate with the Company and its Affiliates, at the Company’s reasonable request and without further consideration, in all respects concerning any matters which require your assistance, cooperation or knowledge, including communicating with persons inside or outside the Company and any Affiliate and assistance/availability for any agency, board and legal investigations and proceedings.

6.	Confidentiality. You agree to keep the terms and conditions of this Release confidential, except for any discussion with family members, accountants, or legal counsel, or as required by law.

7.	Severability. If any provision contained in this Release is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal or unenforceable had not been contained herein.

8.	Re-Affirmation. You agree and acknowledge that your fulfillment of the obligations contained in your Proprietary Information and Inventions Agreement (your “PIIA”) are necessary to protect the Company’s Intellectual Property Rights (as defined in your PIIA) and to preserve the Company’s value and goodwill. You further acknowledge the time, geographic and scope limitations of your obligations not to compete and not to interfere under your PIIA are reasonable, especially in light of the Company’s desire to protect its Proprietary Information, and that you will not be precluded from gainful employment if you are obligated not to compete or interfere with the Company pursuant to the terms of your PIIA. Notwithstanding the foregoing, even if you fail to deliver or if you validly revoke this Release, nothing shall be deemed to affect the validity of your PIIA or the obligations contained therein.

9.	Choice of Law. This Release shall be interpreted under and governed by, construed and enforced in accordance with, and subject to, the laws of the State of Texas, without giving effect to any principles of conflicts of law.

10.	Voluntary Agreement. YOU UNDERSTAND AND AGREE THAT YOU MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS RELEASE, AND REPRESENT THAT YOU HAVE ENTERED INTO THIS RELEASE VOLUNTARILY, AFTER HAVING THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF YOUR OWN CHOOSING, WITH A FULL UNDERSTANDING OF THE RELEASE AND ALL OF ITS TERMS.

[Signature page follows]

THE UNDERSIGNED HAS READ AND FULLY CONSIDERED THE RELEASE LANGUAGE HEREIN AND DESIRES TO ENTER INTO THIS RELEASE. I ALSO HAVE BEEN ADVISED HEREIN IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE. HAVING ELECTED TO SIGN THIS RELEASE AND RECEIVE THE CONSIDERATION IN THE AGREEMENT, I FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST THE COMPANY AND THE OTHER RELEASED PARTIES AS OF THE DATE I SIGN THIS RELEASE.

[Name of Executive]

Date:

ACKNOWLEDGED AND ACCEPTED:

QSAM BIOSCIENCES, INC.

By:
Name:
Title:
Date:

Schedule I

Schedule of Base Salary, Performance Based Incentive Cash Bonus, Stock

Options and Performance Based Stock Options For Fiscal Year 2021

The Executive’s compensation for Fiscal Year 2021 shall include:

1. Annual Base Salary:	$250,000

2. Performance Based Incentive Cash Bonus: A Performance Based Incentive Stock and/or Cash Bonus subject to successful completion of the following Performance Objectives and as determined by the Company and Board of Director:

Performance Objectives	Measurable Outcome	Completion Date	Percent Allocation of the Total Potential Bonus	Total Potential Bonus $

3. Performance Based Stock Option: TBD shares of common stock

Performance Objectives	Measurable Outcome	Completion Date	Percent Allocation of the Total Potential Bonus	Total Potential Bonus # of Shares

4. Time Based Stock Option: TBD shares of common stock

Award of Performance Based Incentive Cash Bonus and Stock Options shall be subject to final review and approval by the Compensation Committee

A-1

Schedule II

Schedule of Restricted stock Owned by Douglas r. Baum
as of NOVEMBER 1, 2020

Certificate Number	Number of Shares	Date of Issuance	Agreement

TOTAL

Schedule of Stock options held by Douglas R. Baum
as of NOVEMBER 1, 2020

Grant Date	Vesting Commencement Date	Number of Option Shares	Agreement

TOTAL

A-2